EXHIBIT 10.9

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) by and between ENDRA Life Sciences Inc. (hereinafter “Employer”), and Francois Michelon (hereinafter “Executive” and, together with the Employer, the “Parties”), provided to Executive on August 12, 2024, is entered into as of the Effective Date hereof (as defined below).

WHEREAS, Executive was employed pursuant to that certain Employment Agreement dated May 12, 2017, as amended on December 27, 2019 (the “Employment Agreement”);

WHEREAS, Executive’s employment with Employer will terminate on August 12, 2024; and

WHEREAS, Executive has agreed to fully and finally resolve any and all claims, issues, demands, causes of action and/or controversies Executive may have against Employer under the terms and conditions contained herein.

NOW, THEREFORE, for the mutual consideration herein described, the Parties agree as follows:

1. Transition Period; Termination of Employment. Executive’s employment with

Employer will end at the close of business on August 12, 2024 (the “Separation Date”). As of the Separation Date, Executive shall (i) resign and cease to serve as a member of the Board of Directors of Employer, Employer’s affiliates, and any other board to which Executive had been appointed or nominated by or on behalf of Employer or any of its affiliates, (ii) cease serving as an officer of Employer and any of its affiliates, and (iii) cease serving as a fiduciary of any employee benefit plan of Employer or and of its affiliates. All compensation and benefits for Executive shall cease as of the Separation Date, except as expressly provided in this Agreement or as otherwise required by law. The Separation Date will be deemed the effective date of Executive’s termination of employment for all purposes.

2. Payment Through Separation Date. Regardless of whether Executive signs this Agreement:

(a) Executive will receive compensation and benefits to which Executive is otherwise entitled as an employee of Employer, at Executive’s rate and status as of the Separation Date, for all time worked through the Separation Date;

(b) Executive will receive any vested benefits under Employer’s retirement savings plans in accordance with the terms of the plans and Executive’s vested accounts in the plans shall be paid when and as provided in, and otherwise subject to, the terms, provisions and conditions of the plans, and nothing in this Agreement shall modify or override those terms, provisions or conditions;

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(c) Executive shall be entitled to exercise his vested Options (as defined in the Employment Agreement) within one (1) year of the Separation Date, subject to any outer limits contained in any applicable plan documents; and

(d) Executive will receive reimbursement for customary business expenses in accordance with Employer’s applicable policies, provided that Executive’s request for reimbursement and supporting documentation are delivered to Employer on or before the Separation Date.

3. Separation Benefits. Provided that Executive satisfies the following conditions (the “Conditions”), Employer shall pay or provide Executive with the payments and benefits as special separation benefits (the “Severance Benefits”) described in subsection (b) below.

(a) The Conditions are as follows:

(i) Within twenty-one (21) days following Executive’s receipt of this Agreement, Executive must deliver to Employer a fully executed copy of this Agreement;

(ii) Executive must not revoke the Agreement and must permit it to become effective in accordance with its terms; and

(iii) Executive must comply with and perform all material terms of this Agreement.

(b) The Severance Benefits are as follows:

(i) Separation Benefit: Employer shall provide to Executive one lump sum payment of One Hundred Thousand Dollars ($100,000), which is an amount equal to four (4) months of Executive’s current reduced base salary, less all customary and applicable deductions and withholdings, to be paid no later than Employer’s next regular payroll date following the Effective Date; and

(ii) Health Care Coverage: Employer shall pay for Executive’s monthly health insurance premiums for the continuation of health care coverage under Employer’s group health plan until the earliest of: (a) the expiration of the twelve (12) month period beginning on September 1, 2024, and ending on September 1, 2025; (b) the date Executive becomes covered under another employer’s plan (the “Coverage Period”). During the Coverage Period, Employer shall pay up to twelve (12) total monthly lump sum payments in the amount of $1,705.30, subject to required applicable taxes and withholdings, beginning on Employer’s next regular payroll date following the Effective Date. Executive will be responsible for paying any and all out of pocket expenses, including but not limited to, co-pays and deductibles.

(iii) PTO: In accordance with the Company’s paid time off (PTO) policy, Executive shall be entitled to a payout for 128 hours of total unused vacation as of the Effective Date of this Agreement.

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(c) Executive acknowledges and agrees that Employer shall withhold from the payments and benefits described in this Agreement all taxes, including income and employment taxes, in accordance with applicable law. Executive agrees that Executive shall be solely responsible for any taxes that may be due and owing by Executive as a result of any payment of monies under this Agreement. Executive acknowledges that neither Employer, nor anyone acting on its behalf, has made any representations as to the federal, state, or local tax consequences or tax treatment of any payments being made under the terms of this Agreement. Executive further agrees that the proper reporting and payment of all federal, state, and local tax obligations, as well as the tax consequences arising from this Agreement, are solely Executive’s responsibility. Employer hereby expressly advises Executive of the right to seek tax and/or financial advice from a professional of Executive’s choice as to tax matters.

4. Termination of Separation Benefits. Executive agrees that the benefits provided by Employer under Section 3 will be terminated by Employer as follows:

(a) If Executive has not returned this Agreement signed by Executive on or before the twenty-first (21st) day after Executive receives a copy of it, or if Executive revokes the Agreement during the seven (7) days after signing it, then all benefits provided under Section 3 shall be forfeited and not paid.

(b) If Executive breaches any of the Conditions, Employer may immediately terminate all payments and benefits provided pursuant to Section 3, as liquidated and agreed damages, without limiting Employer’s rights at law or equity.

5. Return of Employer Property and Protection of Confidential Information.

(a) Executive agrees that Executive will turn over and return to Employer on the Separation Date, or sooner upon Employer’s request, all documents, manuals, plans, work notes, or other business papers and all copies of same, whether paper or electronic, belonging to Employer or its affiliates (the “Affiliates”) which are in Executive’s possession, along with any and all Employer property, including but not limited to keys, badges, credit cards, and electronic equipment. Executive shall be permitted to keep his Employer issued laptop, subject to Executive’s cooperation with Employer to permanently delete Employer’s data and other property from the laptop.

(b) Executive acknowledges that Executive has been given access to certain highly sensitive confidential and proprietary information belonging either to Employer or to other parties who may have furnished such information under obligations of confidentiality, relating to and used in Employer’s or Affiliates’ business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise generally available to the public, Confidential Information includes, but is not limited to, the following categories of information and material, regardless of how such information or material may exist from time to time and whether in electronic, print, or other form, which constitute valuable, special, and unique assets of Employer or Affiliates that have been developed or acquired through substantial investments of time, money, and resources:

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(i) information relating to the operation of Employer’s or Affiliates’ business, methods of operation, technology, or marketing, including, but not limited to, customer information, including names and contact information, preferences, pricing, buying habits, and the need and methods of fulfilling those needs; prices, renewal dates, and other terms of customer and supplier contracts and proposals; the specific terms of any agreement or arrangement between Employer or Affiliates and their customers, employees, contractors, subcontractors, suppliers or vendors; pricing policies, methods of delivering services and products, marketing and sales strategies, product technology and product development strategies; vendor or supplier lists; employment records and employee lists; forecasts and budgets; product performance and technical information; business strategies, management plans and policies; marketing and sales plans and policies; material and equipment costs; financial information or data; and business methods and finances;

(ii) information of a technical or proprietary nature developed by Employer or Affiliates and their employees or acquired by Employer or Affiliates from any licensor, licensee, customer, supplier, vendor, employee, contractor, or subcontractor, on a confidential basis or protected basis and related to Employer’s business, including but not limited to any scientific or technical analyses, ideas, concepts, designs, specifications, requirements, prototypes, techniques, technical data or know-how, formulae, methods, discoveries, improvements, equipment, research and development, and inventions related to the Employer’s or Affiliates’ business; and

(iii) information relating to Employer’s or Affiliates’ business that is of commercial value on the basis of not being publicly known, including but not limited to Trade Secrets, as defined below.

Confidential Information does not include any information that is generally available to the public other than as a result of disclosure by Executive in violation of this Agreement or disclosure that the Executive knows is by another party in violation of any other agreement with Employer or Affiliates.

(c) Executive shall not disclose Confidential Information to any person, firm, corporation, association or other entity not employed by or affiliated with Employer or its Affiliates for any reason or purpose whatsoever and will not use Confidential Information except on behalf of Employer. Executive shall promptly surrender to Employer upon the Separation Date, or sooner at Employer’s request, all Confidential Information in Executive’s possession or control, including all passwords used by Executive to access facilities, networks, or phone systems of Employer or Affiliates. Upon the Separation Date, Executive shall cease using any secure website or web portals, e-mail system, or phone system or voicemail system of Employer or Affiliates.

(d) At all times through and after the Separation Date, Executive shall not disclose any Trade Secret (defined below) to any third party and shall not use any Trade Secret for the benefit of Executive or for others, without the prior written consent of Employer. For purposes of this Agreement, the term “Trade Secret” means any item of Confidential Information that constitutes a trade secret of Employer or Affiliates under the common law or statutory law of Florida and/or Michigan. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either Employer’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

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(e) Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. This Agreement does not prohibit Executive from responding truthfully (i) to any inquiry by any governmental or regulatory agency, (ii) if required by legal process, and then only to the extent required, and provided that Executive gives written notice to Employer prior to the date a response is due and cooperate if any of the Released Parties (as defined below) elects to contest such legal process or (iii) as otherwise required by law. Moreover, Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement prohibits Executive from initiating communications with, responding to an inquiry from, providing testimony before, or otherwise participating in any investigation or proceeding conducted by the Securities and Exchange Commission regarding a possible securities law violation.

6. Comprehensive Release and Waiver.

(a) Parties’ Intent. It is the intent of the Parties that the following comprehensive general release and waiver be construed to effectuate the broadest possible release and/or waiver of rights permitted under the laws of Florida, Michigan, and the United States of America. Executive agrees that the Executive has entered into this Agreement as a compromise and in full and final settlement of all Claims (as defined below) Executive may have against Employer and Executive further agrees that any and all existing or potential issues that Executive may have arising out of or related to the Employer are hereby fully resolved. Executive also agree that, although Executive may hereafter discover Claims presently unknown or unsuspected, or new or additional facts from those which Executive now know or believe to be true, Executive intends to provide a complete waiver of all Claims based on any facts and circumstances, whether known or unknown, up to and including the date that Executive signs this Agreement (the “Signature Date”).

(b) General Release of Liability by Executive. Executive, on Executive’s own behalf and on behalf of Executive’s heirs, personal representatives, successors and assigns, hereby releases, waives, and forever discharges Employer, its Affiliates, and each and every one of their respective present and former directors, officers, members, employees, agents, insurers, predecessors, attorneys, successors and assigns (the “Released Parties”), of and from, to the maximum extent legally permissible, any and all claims, demands, actions, causes of action, damages, costs and expenses which Executive now has or may have by reason of anything occurring, done or omitted to be done as of or prior to the Signature Date including, but not limited to, (i) any and all claims related to Executive’s employment with Employer and the termination of same; (ii) any and all claims arising out of or related to Executive’s Employment Agreement, if applicable; (iii) any and all claims for breach of any express or implied contract, whether written or oral, interference with contractual relations, wages or benefits owed or additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, deferred compensation, bonuses, or other benefits of any kind; (iv) any and all claims relating to employment practices or policies of Employer or its affiliates; (v) any and all claims arising under any local, state or federal legislation or rules that may be waived by agreement, including, but not limited to, claims under the Employee Retirement Income Security Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), any act relating to military service, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, the Florida Minimum Wage Act, Article X, Section 24 of the Florida Constitution, and the Florida Fair Housing Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Persons with Disabilities Civil Rights Act, the Payment of Wages and Fringe Benefits Act, the Michigan Whistleblowers’ Protection Act, the Bullard-Plawecki Employee Right to Know Act, the Michigan Occupational Safety and Health Act, the Michigan Social Security Number Privacy Act, the Michigan Internet Privacy Protection Act, and any other federal, state or local law or regulation prohibiting employment discrimination or retaliation based on any protected status or otherwise governing the employment relationship between Executive and Employer, and amendments to these statutes and laws; (vi) claims under the common law, including, but not limited to, negligence, gross negligence and any other tort claims, intentional infliction of emotional distress, defamation, assault, battery, invasion of privacy, and false imprisonment; civil conspiracy, duress, promissory or equitable estoppel, fraud, mistake, misrepresentation, violation of public policy, retaliation, personal injury, breach of fiduciary duty, bad faith, and any other wrongful conduct; and (vii) claims under any other federal, state or local laws, statutes, regulations, ordinances, or other similar provisions (collectively, the “Claims”); except that notwithstanding anything contained in this Section 6, this release does not extend to and has no effect upon (i) any breach of this Agreement, (ii) any vested benefits that Executive may have pursuant to the terms of any pension or retirement plan sponsored by Employer, subject to and in accordance with the terms of any applicable plan, (iii) any claims which cannot by law be released (such as statutory claims for worker’s compensation/disability insurance benefits and unemployment compensation), or (iv) Executive’s right to file a charge or complaint, or participate in an investigation, with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), provided, however, this Agreement does waive Executive’s right to receive any monetary damages associated with any such charge, complaint, investigation, or other action.

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(c) Non-Litigation Covenant. Executive further agrees not to sue Employer or any of the Released Parties with regard to any Claim released above. Executive understands that the provisions of this Agreement shall not be construed as preventing Executive from filing a charge with a Government Agency, only to the extent Executive is permitted to do so by law, notwithstanding any provisions of this Agreement to the contrary. However, Executive expressly releases, waives, and disclaims any right to compensation or other benefit that may otherwise inure to Executive as a result of any such charge or administrative complaint. Executive understands that the provisions of this paragraph mean that Executive cannot bring a lawsuit or arbitration in any forum against the Released Parties for any reason for Claims Executive may have as of the date of this Agreement.

(d) Representations and Warranties. Executive represents and warrants that, as of the Signature Date, Executive knows of no legal or regulatory compliance or similar violations (including, without limitation, any potential healthcare fraud or abuse issues) or illegal or improper conduct (including, without limitation, any billing or reimbursement issues) on the part of Employer or any of the Released Parties, or any instance of any of their respective failures to comply with any applicable federal or state laws and regulations. Executive has not made any claims or allegations as to Employer and has not witnessed any actions, activities, or behaviors that could constitute sexual offense or obscenity, and none of the payments set forth in this Agreement are related to a sexual assault or sexual harassment claim.

(e) Directors and Officers Insurance Coverage. Employer agrees that Executive shall continue to be covered, to the same extent that other directors and officers would be covered under like circumstances, under the Company’s Directors and Officers (D&O) insurance policy for any actions taken during Executive’s tenure as an officer and/or director of Employer.

7. Cooperation. After the Separation Date, Executive will cooperate with Employer and its counsel in connection with any past, current, or future investigation, administrative or regulatory proceeding, litigation or any other business matter relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with Employer and/or any Released Parties. Executive specifically agrees to be available at reasonable times and places to assist Employer in the handling of any such business matter or in the defense of any lawsuits or actions asserting claims against Employer, including providing truthful and accurate information and/or testimony. Employer will provide Executive with reasonable notice whenever possible of the need for cooperation. Employer shall reimburse Executive for all reasonable and necessary out-of-pocket expenses necessitated by Executive’s cooperation under this Section 7, subject to prior Company approval.

8. Confidentiality of this Agreement. Executive acknowledges that the terms of this Agreement are confidential. Executive shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than to members of Executive’s immediate family, Executive’s attorneys, financial, and/or tax advisors, or as otherwise required by law or court order) the terms of this Agreement, including the amounts payable hereunder.

9. Non-Disparagement. Executive agrees and covenants that Executive will not directly or indirectly, orally or in writing, disparage Employer, its subsidiaries, its operating units, its divisions, its affiliates and/or any of its services, employees (current and former), officers, directors, members, representatives, agents and/or attorneys in any way or interfere in any way with its relationships with its customers or employees. Employer agrees to instruct its officers and directors not to disparage Executive in any manner likely to be harmful to Executive or Executive’s personal or business reputations or relationships. Nothing contained in this Agreement is intended to interfere with any rights Executive may have under Section 7 of the National Labor Relations Act.

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10. Neutral Reference. Employer agrees that in the event it receives an inquiry from a potential employer of Executive concerning Executive’s employment with Employer, Employer will direct such inquiry to its Human Resources Department, which will respond only by confirming that Executive worked for Employer.

11. Remedies.

(a) It is acknowledged and agreed that any breach or threatened breach of the provisions of this Agreement would cause irreparable injury to Employer and that money damages would not provide an adequate remedy to Employer. In the event of a breach or threatened breach by Executive of this Agreement, Employer shall be entitled to an injunction restraining Executive from violating this Agreement, including, but not limited to, disclosing Confidential Information or Trade Secrets, and, further, from accepting employment with or rendering services to any such third party to whom Confidential Information or Trade Secret has been disclosed or is threatened to be disclosed by Executive. Nothing contained in this Agreement shall be construed as prohibiting Employer from pursuing any other equitable or legal remedies for any such breach or threatened breach, including recovery from Executive of any monetary damages that Employer may suffer by reason of any such breach or threatened breach.

(b) If Executive breaches Employee’s obligations under this Agreement, including but not limited to Sections 5 and 9, Employer may immediately terminate all payments under Section 3 and shall be entitled to repayment of amounts paid pursuant to Section 3, as liquidated and agreed damages, without limiting Employer’s rights at law or equity or the enforceability of this Agreement, including the release in Section 6.

12. Representations and Affirmations. The Parties acknowledge that each has been represented in negotiations for, and the preparation of, this Agreement by counsel of Executive’s or its own choosing (or has had the opportunity to retain counsel for those purposes), that each has read this Agreement or, has had it read to them and explained by counsel, that each understands and is fully aware of its contents and of its legal effect, and that each is knowingly and voluntarily entering into this Agreement.

13. Notices. Any notice, requests, demands and other communications to be given to a Party in connection with this Agreement shall be in writing addressed to such Party at such Party’s “Notice Address,” which shall initially be as set forth below:

If to Employer:	ENDRA Life Sciences Inc. Attn: Chief Executive Officer 3600 Green Court, Suite 350 Ann Arbor, MI 48105-1570
If to Executive:	Francois Michelon XXXXXXXX XXXXXXXX

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Any such notice shall be deemed effectively given to and received by a Party on the first to occur of (a) the date on which such notice is actually delivered (whether by mail, courier, hand delivery, electronic or facsimile transmission or otherwise) to such Party’s Notice Address and addressed to such Party, if such delivery occurs on a business day, or if such delivery occurs on a day which is not a business day, then on the next business day after the date of such delivery, or (b) the date on which such notice is actually received by such Party (or, in the case of a Party that is not an individual, actually received by the individual designated in the Notice Address of such Party).

14. Applicable Law. This Agreement will be governed and interpreted by the laws of the State of Michigan without giving effect to any choice or conflict of law principles of any jurisdiction.

15. Jurisdiction; Venue. The Parties agree that any litigation arising out of or related to this Agreement or Executive’s employment by Employer shall be brought in any state or federal court in Michigan. Each Party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) except as otherwise provided in this Agreement, agrees not to bring any proceeding arising out of or relating to this Agreement or Executive’s employment by Employer in any other court.

16. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Employer, its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors and administrators. Executive may not assign any of Executive’s rights or obligations under this Agreement without the written consent of Employer.

17. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter addressed herein and supersedes all other agreements or understandings (whether written or oral and whether express or implied) that may exist between the Parties. Notwithstanding the foregoing, the Confidential Information, Assignment of Inventions, and Non-Solicitation Agreement (the “CIAN”) will remain in full force and effect and Executive hereby reaffirms the covenants contained therein; provided, however, the Company and

Executive hereby acknowledge and agree that Sections 3.1 (Restrictive Covenants), 3.3 (Non-Competition) and 3.5 (Non-Solicitation of Clients) of the CIAN are hereby deleted and shall have no further force or effect.

18. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by Employer and Executive. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving Party.

19. Severability; Modification. Each provision of this Agreement is severable from every other provision of this Agreement. Any determination by a court of competent jurisdiction that a provision of this Agreement is invalid or unenforceable will not affect the validity or enforceability of any other provision hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications it deems warranted to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

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20. No Admission of Liability. The Parties agree that this Agreement will not be deemed or construed as an admission by any Party of liability or responsibility for any purpose or the validity or invalidity of any claim, counterclaim, demand, or cause of action.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.

22. Compliance with Section 409A. This Agreement is intended to comply with Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”) or an applicable exemption. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A. All reimbursements to which Executive may be entitled shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

23. Provisions Relating to ADEA Release. Executive represents to Employer that Executive is aware, understands and agrees that:

(a) Executive is voluntarily entering into and signing this Agreement;

(b) The Claims waived, released and discharged in the above Section 6 of this Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with Employer and the termination of that employment, including any and all claims under the ADEA;

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(c) Those Claims waived, released and discharged in Section 6 do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the Signature Date;

(d) The payments and benefits provided or to be provided Executive pursuant to the provisions of Section 3 above constitute consideration that Executive was not entitled to receive before the Effective Date;

(e) Executive was given twenty-one (21) days within which to consider this Agreement;

(f) Executive is hereby advised of Executive’s right to consult with an attorney regarding this Agreement before executing the Agreement and is encouraged to exercise that right; and

(g) Executive may revoke this Agreement at any time within seven (7) days after the Signature Date by providing written notice to Steve Freeman at XXXXX@endrainc.com, and this document will not become effective or enforceable until the eighth (8th) day after the Signature Date (the “Effective Date”) (on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven (7) day period); and

(h) EMPLOYEE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

[Signature Page Follows]

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*TO BE SIGNED NO EARLIER THAN THE SEPARATION DATE*

IN WITNESS WHEREOF, EMPLOYER HAS CAUSED THIS AGREEMENT TO BE EXECUTED BY ITS DULY AUTHORIZED OFFICER, AND HAVING READ AND UNDERSTOOD THIS AGREEMENT, HAVING HAD AMPLE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, EMPLOYEE HAS SIGNED THIS AGREEMENT AS OF THE DAY AND YEAR INDICATED BELOW.

ENDRA Life Sciences Inc.

By:	/s/ Alexander Tokman
Name:	Alex Tokman
Title:	Chief Executive Officer

Date: August 12, 2024

Francois Michelon

Signature:	/s/ Francois Michelon

Date: August 12, 2024

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